EXHIBIT 99.1

NEW YORK, N.Y., February 14, 2005 -- The New York Mercantile Exchange, Inc., today announced its plans to open a new open outcry futures exchange in London.

The Exchange opened a trading floor for Brent crude oil futures in Dublin in November 2004 under the brand NYMEX Europe and will be shifting those operations to London in connection with this move. The Brent futures contract will be listed by a new entity to be called NYMEX Europe Limited. Samuel Gaer, Exchange chief information officer, was named interim chief executive officer.

The Exchange is working with the Financial Services Authority to complete an application, and trading on the new facility will commence once the necessary approvals are received.

It is intended that the NYMEX clearinghouse will clear all trades executed on the new trading facility in London. The Exchange also recently listed two new Brent calendar swap futures contracts on its NYMEX ClearPortsm trading and clearing platforms.

New York Mercantile Exchange President James E. Newsome said, "The Exchange has been in close contact with participants in the Brent markets, and in response to their needs, we will establish open outcry trading in London. We are committed to open outcry trading and excited to expand our global markets into this vibrant economic center."

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